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                                                                    EXHIBIT 99.4

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                                                     TRANSOCEAN SEDCO FOREX INC.
                                                     Post Office Box 2765
                                                     Houston TX 77252 2765
[TRANSOCEAN SEDCO FOREX LOGO]

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  ANALYST CONTACT:    Jeffrey L. Chastain                   NEWS RELEASE
                      713 232 7551

  MEDIA CONTACT:      Guy A. Cantwell              FOR RELEASE: February 6, 2001
                      713 232 7647


               TRANSOCEAN SEDCO FOREX PROVIDES UPDATE ON STATUS OF SEDCO EXPRESS CONTRACT WITH ELF EXPLORATION-ANGOLA

         HOUSTON--Transocean Sedco Forex Inc. (NYSE: RIG) today announced that it has received a notice of termination from Elf Exploration-Angola (Elf) regarding the three-year contract on the newbuild semisubmersible Sedco Express. The company said that Elf exercised its contractual right to terminate the contract on the Sedco Express in light of the rig's delayed delivery beyond December 28, 2000. Transocean Sedco Forex was advised that the rig's latest estimate of delivery did not match Elf's short-term drilling priorities in Angola.

         The Sedco Express continues to progress through the equipment testing and commissioning phase offshore the Canary Islands. The company is currently in discussions with TotalFinaElf and other operators for possible drilling assignments for the rig in West Africa and other regions and believes that current market dayrates for rigs possessing the capabilities of the Sedco Express are in line with the rate that was to have been paid by Elf.

         Statements regarding expected dayrates and possible assignments, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to conditions in the oil and gas industry, demand for offshore rigs and other factors detailed in Transocean Sedco Forex's recent proxy statement, Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

         Transocean Sedco Forex Inc. is the world's largest offshore drilling contractor with 186 full or partially owned, chartered and managed mobile offshore drilling units, inland barges and other assets utilized in the support of offshore drilling activities worldwide. The company's mobile offshore drilling fleet is considered one of the most modern and versatile fleets in the world with 52 semisubmersible drilling rigs (including four under construction), 16 drillships and 59 jackup drilling rigs. Transocean Sedco Forex Inc. specializes in technically demanding segments of the offshore drilling business, including industry-leading positions in deepwater and harsh environment drilling services. The company also provides turnkey and integrated drilling services. With a current equity market capitalization in excess of $15 billion, the company's ordinary shares are listed on the New York Stock Exchange under the symbol "RIG."

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